PRICE ADJUSTMENT DUE TO
			   ECONOMIC FLUCTUATIONS
			 AIRCRAFT PRICE ADJUSTMENT
			  (July 1999 Base Price)


1.	Formula.

	Base Aircraft Price and Optional Features price adjustments (Aircraft Basic Price Adjustment); are used to allow prices to be stated in current year dollars at the signing of the applicable purchase agreement and to adjust the amount to be paid by Customer at delivery for the effects of economic fluctuation. The Aircraft Basic Price Adjustment will be determined at the time of aircraft delivery in accordance with the following formula:

	Pa = (P+B)(L + M) - P

	Where:

	Pa =	Aircraft Basic Price Adjustment.  (For Model 717-200,
		737-600, 737-700, 737-800 and 737-900, the Aircraft
		Basic Price includes the Engine Price at its basic thrust level.)

	L =	.65 x  ECI / ECIb
						where ECIb is the base year
						index (as set forth in Table
						1 of the applicable purchase
						agreement)

	M =	.35 x  ICI / ICIb
						where ICIb is the base year
						index (as set forth in Table
						1 of the applicable purchase
						agreement)

	P =	Base Aircraft Price plus Optional Features Price (as
		set forth in the applicable purchase agreement).

	B =	0.005 x (N/12) x (P)		where N is the calendar month
						and year of scheduled Aircraft
						delivery minus the calendar
						month and year of the Base Price
						Year, both as shown in Table 1
						of the applicable purchase
						agreement.

ECI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Employment Cost Index for workers in aerospace manufacturing - Wages and Salaries" (ECI code 3721W), calculated by establishing a three-month arithmetic average value (expressed as a decimal and rounded to the nearest tenth) using the values for the fifth, sixth and seventh months prior to the month of scheduled delivery of the applicable aircraft. As the Employment Cost Index values are only released on a quarterly basis, the value released for the month of March will be used for the months of January and February; the value for June used for April and May;
the value for September used for July and August; and the value for December used for October and November.

ICI is a value determined using the U.S. Department of Labor, Bureau of Labor Statistics "Producer Prices and
Price Index - Industrial Commodities Index ", calculated as a 3-month arithmetic average of the released monthly values (expressed as a decimal and rounded to the nearest tenth) using the values for the 5th, 6th and 7th months prior to the month of scheduled delivery of the applicable aircraft.

As an example, for an aircraft scheduled to be delivered in the month of January, the months June, July and August of the preceding year will be utilized in determining the value of ECI and ICI.

Note:	i.	In determining the values of L and M, all
	calculations and resulting values will be expressed as a decimal rounded to the nearest ten-thousandth.

	ii. .65 is the numeric ratio attributed to labor in the Aircraft Basic Price Adjustment formula.

	iii. .35 is the numeric ratio attributed to materials in the Aircraft Basic Price Adjustment formula.

	iv. The denominators (base year indices) are the actual average values reported by the U.S. Department of Labor, Bureau of Labor Statistics (base year June 1989 = 100). The applicable base year and corresponding denominator will be provided by Boeing in the applicable purchase agreement.

	v. If the calculated sum of L + M is less than 1.0000, then the value of the sum is adjusted to 1.0000.

2.	Values to be Utilized in the Event of Unavailability.

	2.1 	If the Bureau of Labor Statistics substantially revises
the methodology used for the determination of the values to be used to determine the ECI and ICI values (in contrast to benchmark adjustments or other corrections of previously released values), or for any reason has not released values needed to determine the applicable Aircraft Basic Price Adjustment, the parties will, prior to the delivery of any such aircraft, select a substitute from other Bureau of Labor Statistics data or similar data reported by non-governmental organizations. Such substitute will result in the same adjustment, insofar as possible, as would have been calculated utilizing the original values adjusted for fluctuation during the applicable time period. However, if within 24 months after delivery of the aircraft, the Bureau of Labor Statistics should resume releasing values for the months needed to determine the Aircraft Basic adjustment, such values will be used to determine any increase or decrease in the Aircraft Basic Price Adjustment for the aircraft from that determined at the time of delivery of the aircraft.

	2.2	Notwithstanding Article 2.1 above, if prior to the
scheduled delivery month of an aircraft the Bureau of Labor
Statistics changes the base year for determination of the ECI and ICI values as defined above, such re-based values will be incorporated in the Aircraft Basic Price Adjustment calculation.

	2.3	In the event escalation provisions are made non-
enforceable or otherwise rendered void by any agency of the United States Government, the parties agree, to the extent they may lawfully do so, to equitably adjust the Purchase Price of any affected aircraft to reflect an allowance for increases or decreases in labor compensation and material costs occurring since February of the price base year shown in the applicable purchase agreement which is consistent with the applicable provisions of paragraph 1 of this Supplemental Exhibit D-1.

	2.4	If within 12 months of Aircraft delivery, the
published Index values are revised due to an acknowledged error by the Bureau of Labor Statistics, the Aircraft Basic Price Adjustment will be re-calculated using the revised Index values (this does not include those values noted as preliminary by the Bureau of Labor Statistics). A Credit Memo or Supplemental Invoice will be issued for the Aircraft Basic Price Adjustment difference. Interest charges will not apply for the period of original invoice to issuance of Credit Memo or Supplemental Invoice.

Note:	i.	The values released by the Bureau of Labor Statistics
	and available to Boeing 30 days prior to the scheduled delivery month of an aircraft will be used to determine the ECI and ICI values for the applicable months (including those noted as preliminary by the Bureau of Labor Statistics) to calculate the Aircraft Basic Price Adjustment for the aircraft invoice at the time of delivery. The values will be considered final and no Aircraft Price Adjustments will be made after Aircraft delivery for any subsequent changes in published Index values, subject always to paragraph 2.4 above.

	ii. 	The maximum number of digits to the right of the decimal
	after rounding utilized in any part of the Aircraft Basic Price Adjustment equation will be 4, where rounding of the fourth digit will be increased to the next highest digit when the 5th digit is equal to 5 or greater.

Exhibit D-1
P.A. No. 1810	AE1	SA-13